Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact:	Brian D. Keogh
425/453-9400

ESTERLINE TO ACQUIRE CUTTING-EDGE AEROSPACE / DEFENSE DISPLAY TECHNOLOGY FROM BELGIUM-BASED BARCO N.V.

Synergistic Deal for Global Display Manufacturer is Strong Strategic Fit;

Significantly Expands Esterline’s Display Capability

BELLEVUE, Wash., September 29, 2014 – Esterline Corporation (NYSE: ESL) (www.esterline.com), a leading specialty manufacturer serving primarily aerospace and defense markets, today announced that it has agreed to acquire the aerospace and defense display businesses of Barco N.V. These operations are recognized globally as best-in-class designers and manufactures of high-technology, harsh-environment displays and visualization solutions, holding well-established positions in Avionics, Defense, Air Traffic Control, and Training and Simulation markets.

The transaction is expected to close in December or January, contingent upon Hart-Scott-Rodino approval, completion of French employee protective rights procedures, and other customary closing conditions. The acquisition purchase price of €150 million Euros, or approximately $200 million USD, will be funded primarily by international cash reserves.

The acquisition is a strategic bolt-on for Esterline; upon closing, the acquired operations will be integrated into Esterline’s Avionics & Controls business segment. The addition of Barco’s high-quality visual processing solutions is expected to enhance Esterline’s position as an innovative supplier of human-machine interface products primarily for aerospace customers in both commercial and defense markets. With annual revenues of approximately $200 million, this acquisition will significantly expand Esterline’s existing business in the display category.

Curtis Reusser, Esterline’s Chief Executive Officer, said, “This acquisition will rapidly expand our global display capability, and better position the company across a wide range of growing end markets. The immediate and cost-effective expansion of Esterline’s visual display business—an important core technology—will reinforce our ability to pursue opportunities with a variety of customers.”

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Page 2 of 3 Esterline to Acquire Barco Aerospace and Defense Display Businesses

Reusser said, “As a strategic bolt-on, this transaction fits well into our capital allocation framework. From an infrastructure and organizational standpoint, we believe we can strengthen operations and drive meaningful synergies and efficiencies through thoughtful business integration. Over a short space of time, this acquisition will carry a strong and sustainable rate of return, and is a particularly efficient use of our overseas capital.”

On an adjusted basis, excluding any integration expenses or other non-recurring costs, the Company noted that the acquisition is expected to be modestly accretive in fiscal 2015, and significantly more so over time, as the acquired operations are integrated.

Reusser said, “We are excited to be poised to acquire such a strong, well-balanced business.” He added, “We see significant growth potential as we leverage the strategic and financial fit of this acquisition to drive value and opportunity for our customers, our growing family of employees, and our shareholders.”

Esterline was advised in this transaction by Rothschild and Renaissance Strategic Advisors; Barco was advised by Morgan Stanley.

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Page 3 of 3 Esterline to Acquire Barco Aerospace and Defense Display Businesses

About Esterline

Esterline Corporation is a leading worldwide supplier to the aerospace and defense industry specializing in three core areas: Avionics & Controls, Sensors & Systems, and Advanced Materials. Operations within the Avionics & Controls segment focus on high-technology electronics products for military and commercial aircraft and land- and sea-based military vehicles, secure communications equipment, systems and components, specialized medical equipment, and other industrial applications. The Sensors & Systems segment includes operations that produce high-precision temperature and pressure sensors, electrical power distribution equipment, harsh-environment connectors and other related systems principally for aerospace and defense customers. Operations within the Advanced Materials segment focus on technologies including high-temperature resistant materials and components used for a wide range of military and commercial aerospace purposes and combustible ordnance and electronic warfare countermeasure products.

About Barco

Barco, a global technology company, designs and develops visualization products for a variety of selected professional markets. Barco has its own facilities for Sales & Marketing, Customer Support, R&D and Manufacturing in Europe, North America and Asia Pacific. Barco (NYSE Euronext Brussels: BAR) is active in more than 90 countries with about 4,000 employees worldwide. Barco posted sales of €1.158 billion in 2013.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “should” or “will,” or the negative of such terms, or other comparable terminology. These forward-looking statements are only predictions based on the current intent and expectations of the management of Esterline, are not guarantees of future performance or actions, and involve risks and uncertainties that are difficult to predict and may cause Esterline’s or its industry’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Esterline’s actual results and the timing and outcome of events may differ materially from those expressed in or implied by the forward-looking statements due to risks detailed in Esterline’s public filings with the Securities and Exchange Commission including its most recent Annual Report on Form 10-K.